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                                                                    EXHIBIT 99.1

July 10, 2000



FOR IMMEDIATE RELEASE



Contact:   Jennifer Wortman
            [ formula ] PR
            619-234-0345
            wortman@formulapr.com


 DJ ORTHOPEDICS COMPLETES PURCHASE OF DEPUY ORTHOPAEDIC TECHNOLOGY, INC.
    STRATEGIC DECISION PROPELS COMPANY'S VISION TO NEVER STOP GETTING BETTER(TM)

        SAN DIEGO - dj Orthopedics, LLC, a world leader in the manufacturing and distribution of orthopedic recovery products, announced today the purchase of DePuy Orthopaedic Technology, a division of Johnson & Johnson. On a combined pro forma basis, dj Orthopedics' consolidated net revenues for 1999 would have been approximately $164 million. This strategic transaction will strengthen dj Orthopedics' leadership role in the orthopedic recovery products industry by extending its reach to both national and international markets, and increase revenues and profitability, according to Les Cross, President and CEO of dj Orthopedics.

        "OrthoTech is one of the oldest and most recognizable names in the industry and manufactures products and services that will compliment our current lines while expanding our offering in sports medicine. It is a good fit for our customers and our Company," said Cross. "This purchase is directly in line with our objectives for developing our core business, broadening our market reach and expanding our business platform."

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        dj Orthopedics, LLC was formed in June 1999 as part of a
recapitalization in which an investor group led by Chase Capital Partners and management purchased a controlling interest from Smith & Nephew, Inc. The Company is currently the market leader in ligament bracing, post-operative bracing and soft ankle support and one of the leaders in osteoarthritis (OA) bracing, orthopedic soft goods and pain management. This purchase is projected to expand dj Orthopedics' industry profile and market share in these areas, while at the same time positioning the Company to become a market leader for orthopedic walkers.

        This transaction will initiate significant expansion of dj Orthopedics' business platform through: an increased customer base and distribution channels; increased penetration in the international market; expanded sales force management and representation nationwide; extended product offering; and an increased number of group accounts serviced by the Company. In addition, dj Orthopedics' highly regarded soft goods inventory management and billing program, OfficeCareSM, will experience a significant location expansion, resulting in new relationship development in a large number of clinics throughout the U.S.

        An integration plan is to be implemented over a period of 90 days. The primary focus will be to make the changeover as seamless as possible to the customer. This purchase also promises to strengthen dj Orthopedics' sales organization, further enhancing its ability to provide effective and efficient customer service.

        DePuy Orthopaedic Technology, a division of Johnson & Johnson, develops, manufactures and markets a full array of orthopedic products for the sports medicine market including bracing, soft goods and specialty products, and is currently headquartered in Tracy, California.

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        dj Orthopedics, LLC is a leading manufacturer of orthopedic support products. The highly regarded DonJoy(R) and ProCare(R) bracing lines represent the advanced technology and high quality standards the Company puts into all of its products. With an extensive distribution network serving more than 50 countries, dj Orthopedics maintains a dominant presence across the globe. For more information or to schedule an interview, please contact Jennifer Wortman at
(619) 234-0345 or via email at wortman@formulaPR.com.

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